UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

Whitehall Jewelers Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52123	20-4864126
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

125 South Wacker Dr., Ste. 2600, Chicago IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 782-6800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 11, 2008, Whitehall Jewelers, Inc. ("WJI"), a wholly owned subsidiary of Whitehall Jewelers Holdings, Inc. (the "Company"), received a default notice from Fabrikant Receivables, LLC ("Fabrikant") with respect to an Unsecured Term Promissory Note dated April 20, 2007 issued by WJI to M. Fabrikant & Sons, Inc. in the aggregate principal amount of $3,061,726.18 (the "Fabrikant Note") and additional unsecured trade debt in the aggregate principal amount of $1,561,810.33 (before certain disputed offsets) (the "Fabrikant Debt"). This notice relates to the occurrence of a default arising from WJI's failure to pay the principal and interest owing under the Fabrikant Note and the Fabrikant Debt at maturity. Under the terms of the Fabrikant Note, WJI's failure to make such payments constitutes an event of default if not cured within 10 days after WJI's receipt of the notice. An event of default entitles Fabrikant to declare the Fabrikant Note to be due and payable upon demand. Additionally, from and after the date of any event of default under the Fabrikant Note, the principal amount of this note and all accrued and unpaid interest will bear interest at a rate per annum of 8% (instead of 6%). While the Fabrikant Debt is not evidenced by a promissory note, the notice implies that the Fabrikant Debt should be governed by the same terms as the Fabrikant Note.

On June 11, 2008, WJI also received a default notice from Rosy Blue, Inc. with respect to an Unsecured Term Promissory Note dated April 20, 2007 issued by WJI to Rosy Blue in the principal amount of $2,073,346.45 (the "Rosy Blue Note"). This notice relates to WJI's failure to pay when due certain invoices of Rosy Blue, Inc. in an aggregate amount of $81,405.11. These invoices were due in late May 2008 and early June 2008. Under the terms of the Rosy Blue Note, the Company's failure to pay such invoices constitutes an event of default if the Company fails to pay these invoices within ten days after receipt of the notice. If this event of default is neither cured nor waived within such ten-day period, the principal amount of the Rosy Blue Note will be payable upon demand prior to its maturity date, which had been extended to March 31, 2009. From and after the date of any event of default under the Rosy Blue Note, the principal amount of this note and all accrued and unpaid interest will bear interest at a rate per annum of 8% (instead of 6%).

As of June 13, 2008, WJI had an aggregate principal amount of approximately $13.5 million of trade debt evidenced by other unsecured term promissory notes that have been amended by a Note Extension Agreement between WJI and its other inventory suppliers (collectively, the "Other Extended Notes"). The terms of the Other Extended Notes limit the aggregate principal amount that WJI is permitted to repay to holders of unsecured term promissory notes prior to March 31, 2009, to the extent such payments are not made on a pro-rata basis to the holders of the Other Extended Notes. If WJI pays any amount in excess of such limit, it would constitute an event of default. The Company could not pay in full the principal amount outstanding under the Fabrikant Note, the Fabrikant Debt and/or the Rosy Blue Note prior to March 31, 2009 without triggering this type of event of default under the Other Extended Notes. From and after the date of any event of default under the Other Extended Notes, the principal amount of these notes and all accrued and unpaid interest will bear interest at a rate per annum of 8% (instead of 6%).

The failure of WJI to pay at maturity, or within any applicable grace period, any principal amount in excess of $1.0 million or the failure of WJI to observe or perform any material term of an agreement evidencing debt in excess of $1.0 million that would permit an acceleration of the maturity of such debt would give rise to an event of default under the Third Amended and Restated Credit Agreement, dated as of February 20, 2007, by and among Whitehall Jewelers, Inc., LaSalle Bank National Association, as administrative and collateral agent for the banks party thereto (the "Banks"), the Banks, Bank of America N.A. and Wells Fargo Retail Finance, LLC, as managing agents, as further amended to date (the "Senior Credit Agreement"). As a result of this cross-default provision, an event of default would arise under the Senior Credit Agreement if WJI fails to cure its defaults with respect to the Fabrikant Note, the Fabrikant Debt and the Rosy Blue Note or any events defaults that may arise with respect to the Other Extended Notes. Additionally, a cross-default under the Term Loan Credit Agreement (described below) would also constitute an event of default under the Senior Credit Agreement. WJI's indebtedness under the Senior Credit Agreement is guaranteed by the Company and secured by a senior lien on substantially all of the assets of the Company and WJI. On June 13, 2008, WJI had approximately $64.5 million of outstanding borrowings under the Senior Credit Agreement. If an event of default arises under the Senior Credit

Agreement, the administrative agent may exercise the remedies available to the lenders under this agreement, including causing all outstanding indebtedness thereunder to accelerate and become due. Additionally, the collateral agent could proceed against the collateral securing WJI's indebtedness, which includes substantially all of the Company's and WJI's assets.

The failure of WJI to pay at maturity, or within any applicable grace period, any principal amount in excess of $1.0 million or the failure of WJI to observe or perform any material term of an agreement evidencing debt in excess of $1.0 million that would permit an acceleration of the maturity of such debt would give rise to an event of default under the Term Loan Credit Agreement, dated as of January 18, 2008, by and among Whitehall Jewelers, Inc., as borrowers, the lending institutions from time to time party thereto, and PWJ Lending II LLC, as administrative agent and collateral agent for the agents and lenders, as amended to date (the "Term Loan Credit Agreement"). As a result of this cross-default provision, an event of default would arise under the Term Loan Credit Agreement if WJI fails to cure its defaults with respect to the Fabrikant Note, the Fabrikant Debt and the Rosy Blue Note or any events defaults that may arise with respect to the Other Extended Notes. Additionally, a cross-default under the Senior Credit Agreement (described above) would also constitute an event of default under the Term Loan Credit Agreement. On June 13, 2008, WJI had $40 million of outstanding borrowings under the Term Loan Credit Agreement. WJI's indebtedness under the Term Loan Credit Agreement is guaranteed by the Company and secured by a junior lien on substantially all of the assets of the Company and WJI. If an event of default arises under the Term Loan Credit Agreement, PWJ Lending II LLC, as sole lender under that agreement, may exercise its remedies thereunder, including causing all outstanding indebtedness thereunder to accelerate and become due. Additionally, PWJ Lending II LLC could proceed against the collateral securing WJI's indebtedness, which includes substantially all of the Company's and WJI's assets.

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Daniel Platt resigned as a Director of the Company effective June 10, 2008. His resignation is not due to any disagreement with the Company or any matter relating to the Company's operations, policies or practices.

Item 8.01 Other Events

Subsequent to the filing of the Company's Form 10-K on May 16, 2008, many of the Company's vendors have requested additional payment assurances or accelerated payment terms before shipping additional merchandise to the Company. Furthermore, these vendors have indicated that they would not be willing to continue to provide merchandise to the Company on a consignment basis without similar additional payment assurances or accelerated payment terms. If the Company is unable to provide such additional payment assurances or does not agree to such accelerated payment terms, the Company will likely be unable to maintain its inventory levels, which would have a material adverse effect on its results of operations or financial condition.

On or about May 29, 2008, PWJ Lending II LLC, which is currently the sole lender under the Term Loan Credit Agreement, communicated to the Company that it would exercise its discretion to not lend any additional funds to WJI under the Term Loan Credit Agreement at this time.

Additionally, WJI received a letter dated May 30, 2008 from the administrative agent for the Senior Credit Agreement notifying it that the administrative agent implemented a $5 million availability reserve effective as of May 30, 2008. The administrative agent has discretion under the Senior Credit Agreement to implement reserves from time to time. The implementation of this reserve results in a corresponding reduction in liquidity of $5 million under the Senior Credit Agreement. On June 13, 2008, WJI had $64.5 million of outstanding borrowings under the revolving credit facility provided pursuant to the Senior Credit Agreement as well as $5.4 million in outstanding letters of credit under this agreement. Taking the new reserve, outstanding borrowings and letters of credit into account, the borrowing availability under the Senior Credit Agreement was approximately $3.1 million as of the close of business on June 13, 2008, as determined by the borrowing base formula.

As a result of the developments discussed in Items 2.04 and 8.01 of this report, the Company is facing significant challenges in meeting its ongoing liquidity requirements. Based on the Company's cash on hand as well as current and anticipated cash flow from operations, the current borrowing availability under the Senior Credit Agreement is not adequate to meet the Company's working capital and capital expenditure needs beyond the end of June 2008. Therefore, the Company needs additional financing in the near term to fund its working capital and capital expenditure needs. The Company is actively considering various financing options and may seek protection under the Federal Bankruptcy Code.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include information relating to the Company that are based on the current beliefs of the Company’s management as well as assumptions made by and information currently available to management, including statements related to the Company's financial results, liquidity, financing activities, and related expectations, estimates and beliefs. When used in this report, the words “believes,” “intent,” “may,” “will” and similar expressions and their variants, as they relate to the Company or the Company’s management, may identify forward-looking statements. Such statements reflect the Company’s judgment as of the date of this report with respect to future events, the outcome of which is subject to certain risks, which may have a significant impact on the Company’s business, operating results or financial condition. These forward-looking statements are based on estimates and assumptions by the Company's management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: (i) the Company's substantial indebtedness; (ii) inability to implement the Company's business strategy and achieve anticipated cost savings in a timely and effective manner; (iii) the value of the Company's inventory; (iv) availability of additional financing; (v) fluctuations of raw material prices and the Company's reliance on a limited number suppliers; (vi) adverse economic conditions; and (vii) the amount of capital expenditures required at the Company's businesses. The foregoing list of important factors is not exclusive. These and other factors are discussed in more detail in the annual report on Form 10-K filed by Whitehall Jewelers Holdings, Inc. on May 16, 2008 under the heading "Item 1A. Risk Factors." In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITEHALL JEWELERS HOLDINGS, INC.
(Registrant)

	By:	/s/ ROBERT B. NACHWALTER
Robert B. Nachwalter
Senior Vice President and
General Counsel

Date: June 16, 2008